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                                                                  EXHIBIT 10.50


                                   SUBLEASE


      SUBLEASE made as of the 28th day of June, 1996 ("the Sublease") between PERSEPTIVE BIOSYSTEMS, INC., a Delaware corporation, as sublessor ("Landlord"), having an address at 500 Old Connecticut Path, Framingham, MA 01701 and CHEMGENICS PHARMACEUTICALS INC., a Delaware corporation, as sublessee ("Tenant"), having an address at One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

      Pursuant to a Lease dated as of May 24, 1994 (the "Overlease") between 500 Old Connecticut Path Limited Partnership, a Delaware Limited Partnership (the "Overlandlord") and Landlord, the Overlandlord leased to Landlord certain premises (the "Premises") more fully described in the Overlease as Buildings A and B (the "Buildings") known as and located at 500 Old Connecticut Path, Framingham, Massachusetts (the "Property"). The Overlease is attached hereto as Exhibit A.

      Landlord desires to sublease a certain part of the Premises located in Building A to Tenant, and Tenant desires to sublease the same from Landlord, for the term and upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, for One Dollar and other good and valuable consideration, and in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

ARTICLE 1.  DEFINITIONS:

      Section 1.1. "Commencement Date" shall mean the later of June 28, 1996 or the Overlandlord Consent Date.

      Section 1.2. "Demised Premises" shall mean (a) during the Initial Term, that portion of the Premises, which the parties hereto agree contains approximately 4870 square feet of Rentable Floor Area (as defined in the Overlease) on the third floor of Building A, shown cross-hatched on Exhibit B attached hereto (the "Third Floor Premises") and (b) in substitution therefor during the Extended Term, that portion of the Premises which the parties hereto agree contains approximately 20,000 square feet of Rentable Floor Area on the second floor of Building A, shown as "expansion", and consisting of two such areas on Exhibit B and such additional offices in between or adjoining such areas, comprising up to approximately 10,000 square feet, as the parties may agree to include ("Second Floor Premises"), such Second Floor Premises to be definitively determined as provided in Section 5.2 hereinbelow.

      Section 1.3. "Extended Term" shall mean the period from the Rent Commencement Date--Third Floor through the Termination Date.
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      Section 1.4. "Initial Term" shall mean the period from the Commencement
Date to the Rent Commencement Date--Third Floor.

      Section 1.5. "Landlord" and all pronouns referring thereto shall mean the Landlord named herein and the successors, legal representatives and assigns of such Landlord collectively.

      Section 1.6. "Rent Commencement Date--Third Floor" shall mean the date of closing of the IPO as hereafter defined. "Rent Commencement Date--Second
Floor" shall mean three months after the date of the closing on the initial Public Offering ("IPO") of the stock of the Tenant, as the IPO is defined in
Section 8.06 of the Master Agreement.

      Section 1.7. "Sublease" shall mean this instrument and any provisions of the Overlease incorporated herein by reference.

      Section 1.8. "Tenant" and all pronouns referring thereto shall mean the Tenant named herein and the successors, legal representatives and assigns of such Tenant collectively.

      Section 1.9. "Tenant's pro rata share of common areas" shall mean during the Initial Term 1408 square feet and during the Extended Term the Rentable Square Feet of the Demised Premises divided by 186,060 Rentable Square Feet times 21,000 [the common areas Tenant has access to during the Extended Term] square feet.

      Section 1.10. "Termination Date" shall mean the earlier of June 27, 2001 or the Early Termination Date as described in Section 3.2, unless sooner terminated, as provided herein or such other date as to which Landlord and Tenant may agree as set forth in Section 5.2.

      Section 1.11. "Permitted Use" shall be use in connection with Tenant's drug discovery business as a laboratory, research and development facilities and office uses and other lawful uses included within the definition of "Permitted Uses" in Exhibit A of the Overlease which are necessary or incidental to Tenant's drug discovery business in compliance with all laws, regulations, permits and the like, and, except to the extent otherwise agreed to in writing by Landlord, such use shall be substantially similar to Landlord's drug discovery business previously conducted in the Buildings.

      Section 1.12. "Overlandlord Consent Date" shall mean the date when the consent of the Overlandlord to this Sublease has been obtained, pursuant to
Section 17.3 hereof.

ARTICLE 2.  DEMISE:


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      Section 2.1. Landlord hereby subleases the Demised Premises to Tenant, and
Tenant hereby subleases the Demised Premises from Landlord, for the Permitted
Use upon the terms, provisions and conditions in this Sublease contained, and except as otherwise expressly provided in this Sublease, subject to the terms, provisions and conditions of the Overlease.

      During the Initial Term Tenant shall have, as appurtenant to the Demised Premises, the non-exclusive right to use in common with Landlord and others entitled thereto, subject to Landlord's reasonable rules relating thereto, the areas marked with an "X" or an arrow on Exhibit B. During the Extended Term, Tenant shall have such rights to all such areas except those on the third floor and the stairwell and elevator to the third floor.

      Section 2.2. The Tenant covenants and agrees that it will not enter any other portion of the Premises at the Buildings at any time for any purpose without Landlord's express consent, that it will not in any way interfere with Landlord's business operations or Landlord's use and occupancy of the Premises, nor will it permit any such interference, and that it will comply with all of Landlord's security and/or confidentiality measures and procedures, health and safety procedures and any other reasonable rules and regulations of Landlord regarding the use and occupancy of the Demised Premises, the Premises and the Property Common Areas described in the Overlease. The foregoing shall not be deemed to impose a duty upon Landlord with respect to such matters, it being understood that Tenant shall remain solely responsible for its own security, confidentiality, health and safety and that of its property, employees and invitees. Tenant will install locks on the laboratories contained within the Demised Premises and shall be solely responsible for its personal property and security as to the Demised Premises and its contents, including personal and other property, but not the balance of the Premises or the contents thereof.

ARTICLE 3.  TERM OF SUBLEASE:

      Section 3.1. The term of this Sublease (the "Term") shall begin on the Commencement Date and shall expire at midnight on the Termination Date, unless such Term shall sooner cease and expire as hereinafter provided. As of the date of execution of this Sublease, Landlord agrees to allow Tenant access to the Demised Premises prior to the Commencement Date to begin (in accordance with the provisions of Section 5.1 of this Sublease) preparing the Demised Premises for Tenant's occupancy. Tenant shall have no obligation hereunder to pay rent or other charges at any time prior to the Commencement Date, except as otherwise agreed in writing by Tenant.

      Section 3.2. Landlord shall be entitled to terminate this Sublease upon 30 days written notice in the event of the


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rescission pursuant to Section 8.07 of the Master Agreement between Landlord and
Tenant dated May 7, 1996. The effective date of termination, which shall be set out in Landlord's notice, shall be referred to as the "Early Termination Date".

ARTICLE 4.  FIXED RENT AND ADDITIONAL RENT:

      Section 4.1. Tenant covenants and agrees to pay to Landlord, as Fixed Rent for the Demised Premises as follows:

      A. From the Commencement Date until the Rent Commencement
      Date--Third Floor, the sum of $1.00,

      B. From the Rent Commencement Date--Third Floor through 5/23/99, the sum of $5.75 per Rentable Square Foot of Demised Premises plus $5.75 times Tenant's pro rata share of common areas per year, payable in equal monthly installments of 1/12 of said sum in advance on the first day of each and every calendar month during the Term, and pro rata for any fraction of a month,

      C. From 5/24/99 through the Termination Date, the sum of $7.00 per Rentable Square Foot of Demised Premises plus $7.00 times Tenant's pro rata share of common areas per year, payable in equal monthly installments of 1/12 of said sum in advance on the first day of each and every calendar month during the Term, and pro rata for any fraction of a month.

      D. Fixed Rent is intended to equal the total of (1) a pro rata share of Landlord's Fixed Rent under the Overlease, i.e., (the Fixed Rent per Rentable Square Foot ("RSF") x (the RSF of the Second Floor Premises (approx. 20,000 - 30,000 sq. ft.)) plus (2) Tenant's pro rata share of the Fixed Rent attributable to the Tenant's use of the common areas, i.e., (20,000 - 30,000 RSF/186,060 RSF) x [COMMON AREAS TO WHICH TENANT HAS ACCESS] x (Fixed Rent per RSF).

      For example: Assume that the second floor space is 20,000 RSF, the total common areas shared by Landlord and Tenant is 21,000 RSF, the Fixed Rent per RSF is $5.75, and the Buildings are 186,060 RSF. Thus, Tenant is subleasing 10.7% of the total Landlord's Rentable Square Feet. The Fixed Rent starting with the Rent Commencement Date--Second Floor would be a total of (a) $5.75 x 20,000 = $115,000 plus (b) 10.7% x $5.75 x 21,000 =
      $12,920 or $127,920.

Notwithstanding anything to the contrary herein contained, the Fixed Rent listed in subsections B, C and D of the preceding sentence is to be exactly equal to the Fixed Rent per square foot of Rentable Floor Area paid by Landlord under the Overlease, as


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reduced by any abatements in the Overlease or otherwise, if applicable to the
Demised Premises.

      Section 4.2. Commencing on the Rent Commencement Date--Third Floor Tenant shall also pay directly to Landlord, on the first day of each and every month during the Term, or, at Landlord's option, within 10 business days of demand, as Additional Rent, its pro rata share ("Tenant's Share") of all Real Estate Taxes which Landlord is obligated to pay under Section 3.2 of the Overlease. "Tenant's Share" shall be computed from time to time on the basis of a fraction whose numerator is the number of square feet of Rentable Floor Area in the Demised Premises plus Tenant's pro rata share of common areas and whose denominator is the total number of square feet of Rentable Floor Area leased by Landlord under the Overlease.

      Section 4.3. Commencing on the Rent Commencement Date--Third Floor,
Tenant shall also pay directly to Landlord, on the first day of each and every month during the Term, or, at Landlord's option, within 10 business days of demand, as Additional Rent, Tenant's Share of all Operating Expenses and other charges which Landlord is obligated to pay under Sections 3.3 through 3.6 of the Overlease.

      Section 4.4. Commencing on the Rent Commencement Date--Third Floor, Tenant shall also pay directly to Landlord, on the first day of each and every month during the Term, or, at Landlord's option, within ten (10) business days of demand, and as Additional Rent, Tenant's Share of all other charges payable now or in the future under the Overlease (as it may be amended, so long as such amendment as it affects Tenant's obligations hereunder directly benefits the Demised Premises or the common areas shared by Tenant) by Landlord, as tenant under the Overlease, excluding any late fees or penalties and any amounts owing as a result of a default by Landlord as tenant under the Overlease unless resulting from a default by Tenant hereunder plus Tenant's Share of third party costs paid by Landlord which in Landlord's reasonable determination, directly benefit the Demised Premises or the common areas shared by Tenant.

      Section 4.5. Tenant shall have the right to use Tenant's Share of the parking spaces leased by Landlord under the Overlease.

      Section 4.6. Tenant covenants and agrees that the Fixed Rent and all Additional Rents, charges and adjustments hereunder shall be paid to Landlord in legal tender of the United States of America, at Landlord's address set forth above, Attention: Accounting Manager or at such other place or to such other person's attention as Landlord may from time to time designate by notice in writing.


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      Section 4.7. It is intended by the Landlord and Tenant that Tenant pay
Tenant's Share of the Fixed Rent and Additional Rent and other sums due the Overlandlord pursuant to Sections 3.3 - 3.6 of the Overlease but that there be no profit to Landlord in connection with any payments hereunder.

ARTICLE 5. ACCEPTANCE OF DEMISED PREMISES; TENANT'S IMPROVEMENTS:

      Section 5.1. Tenant agrees to accept and does accept possession of the Demised Premises on the Commencement Date "as is" in the same condition as they are on the date hereof, free of any other tenants. The Tenant has had the opportunity to conduct its own investigations with respect to the Demised Premises and the Buildings to otherwise satisfy itself that the Demised Premises, the Buildings and the Property (as defined in the Overlease) are suitable for the conduct of Tenant's business. The Tenant acknowledges that except as set forth expressly in this Sublease, there have been and are no representations or warranties made by or on behalf of the Landlord with respect to the Demised Premises, the Building or the Property, or with respect to the suitability of any of them for the conduct of the Tenant's business. Landlord shall have no obligation to perform any work or construction with respect to the Demised Premises as a condition to or subsequent to the commencement of this Sublease, including any telephone and computer cabling, which shall be Tenant's responsibility. Tenant shall not in any way make any alterations, additions or changes to the Demised Premises without having first secured the written permission of Landlord and, if required by the Overlease, by Overlandlord in accordance with the Overlease. Any work shall be done in accordance with the plans and specifications submitted to and approved by Landlord and if required by the Overlease, Overlandlord and in all other respects in accordance with
Article 4 of the Overlease.

      Any alterations made by or for Tenant shall be done at Tenant's sole cost and expense in a good and workmanlike manner using new materials of first-class quality consistent with the style and finish of the Demised Premises. Tenant shall secure all necessary permits in advance of commencement of any work and shall keep the Demised Premises free of any mechanics' or other liens and shall hold Landlord and Overlandlord harmless from any loss, cost or damage arising out of any work done by or for Tenant or by its agents or contractors. Landlord shall have the right to remove unpermitted alterations at Tenant's cost. All contractors working for Tenant in the Demised Premises shall be properly insured, with such insurance as is required under Article 4 of the Overlease and shall provide certificates of insurance naming Landlord and Overlandlord as additional named insureds prior to commencement of any work. Tenant, at the expiration of the Term or earlier termination of this Sublease,


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shall deliver the Demised Premises to Landlord in the same condition as they were on the Commencement Date, reasonable wear and tear and damage by fire or other casualty only excepted and Tenant shall remove all personal goods and effects of Tenant leaving the Demised Premises neat, clean and in first-class rentable condition and shall remove any alterations if and as required under the Overlease and as requested by Landlord prior to the time of their installation and repairing damage arising therefrom.

      Section 5.2. On or before the day which is 1 month after the date of the closing of the IPO, Tenant shall notify Landlord in writing whether it elects to proceed with occupancy and buildout of the Second Floor Premises or to terminate this Sublease. If Tenant elects to proceed, Landlord and Tenant shall negotiate in good faith the exact areas, length of term, time of access for buildout, recognition of Tenant by Overlandlord and any mortgagee(s) of Overlandlord and other matters affecting the Second Floor Premises. Further, if such election to proceed is made, Tenant agrees to prepare drawings, plans and specifications for improvements to the Second Floor Premises for Tenant's use and occupancy thereof for the Permitted Use either prior to or promptly after the closing of the IPO and to use reasonable efforts to obtain any necessary licenses, permits and approvals and the approval of the Overlandlord and Landlord thereto, Landlord's consent not to be unreasonably withheld or delayed. Thereafter, Tenant shall proceed diligently to construct its improvements and relocate its operations from the Third Floor Premises to the Second Floor Premises. In the event that all such matters have not been agreed to and this Sublease modified to accommodate such matters and as modified, executed and delivered by both parties on or before three months after the date of the closing of the IPO, either party shall have the right to terminate this Sublease upon 120 days written notice to the other.

      In the event that, despite Tenant's efforts, it has not obtained Overlandlord's consent to such plans and, to the extent required, any modification to this Sublease arising out of the good faith negotiations pursuant to this Section 5.2, within 4 months of the date of the closing of the IPO, then Tenant or Landlord may terminate this Sublease by written notice to the other setting forth an effective date of termination not less than 90 days following the date of such notice. This right of termination shall terminate in the event such Overlandlord's consent is obtained prior to the date any such notification is given.

      If Tenant has notified Landlord that it elects to proceed as set forth in the first paragraph of this Section 5.2, Tenant shall have six months after closing of the IPO to obtain all permits and complete its buildout plus an additional six months


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so long as construction is in process six months after the date of the closing of the IPO, plus such further time as Tenant is delayed, day for day, due to force majeure, up to a maximum of a further six months. If Tenant has not completed its buildout by such time, Landlord shall have the right to terminate this Sublease. If Tenant determines it cannot obtain all necessary permits and approvals, including without limitation, a wastewater discharge permit, within six months from closing of the IPO it shall so notify Landlord, whereupon either Landlord or Tenant may within 30 days terminate this Sublease effective 90 days from the date of the termination notice.

      If Tenant has elected to proceed under this section, Fixed Rent and Additional Rent for the Second Floor Premises shall be payable commencing on the Rent Commencement Date--Second Floor and no Fixed Rent or Additional Rent hereunder shall be due for the Third Floor Premises. Tenant shall vacate the Third Floor Premises upon occupancy by Tenant of the Second Floor Premises.

      If Tenant elects not to proceed with occupancy and buildout of the Second Floor Premises, each party shall have the right by 90 days written notice to terminate this Sublease effective no earlier than 210 days after the date of closing of the IPO.

      Within a period of 180 days after the execution of this Sublease, Tenant will use commercially reasonable efforts to accomplish an underwritten initial public offering of its Common Stock, in which offering Tenant will attempt to raise between $20 and $30 million (the "IPO"), net to Tenant. Landlord or Tenant shall be entitled to terminate this Sublease upon 180 days written notice to the other if the IPO is not consummated on or before January 1, 1997, or, if on December 31, 1996 Tenant has a registration statement on file with the SEC, and in Tenant's reasonable judgment, there does not appear to be any material impediment to the successful completion of the IPO, on or before March 31, 1997.


ARTICLE 6.  OVERLEASE:

      Section 6.1. This Sublease is subject and subordinate to the terms and conditions of the Overlease. Except as otherwise specifically provided in this Sublease, Landlord shall be deemed to be landlord under the Overlease, Tenant shall be deemed to be tenant under the Overlease, and all of the provisions of the Overlease contained in Exhibit A hereto are incorporated herein by reference with the same force and effect as if they were fully set forth herein, except that Tenant shall not have any Expansion Options or Right of First Offer, Extension Options or right of self-help, and except, further, that the provisions regarding general and environmental indemnity and the provisions of Sections 2.6 - 2.12, Section 5.3 (relating to a rent abatement),


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Section 6.8, Section 11.11, Section 11.8 and Exhibit C shall not apply. Landlord represents and warrants that the attached document is a true, accurate and complete copy of the Overlease and any amendments or instruments or documents materially adversely affecting Tenant's occupancy of the Demised Premises related thereto. Except as otherwise specifically provided in this Sublease, Tenant agrees from and after the date hereof fully to comply with all of the terms, conditions and obligations of Landlord as tenant under the Overlease applicable to the Demised Premises as if Tenant were the tenant thereunder. The Tenant shall comply with all federal, state and local (including zoning) laws, regulations, ordinances, executive orders, federal guidelines and similar requirements in effect from time to time with respect to Tenant's use and occupancy of the Demised Premises. Tenant shall comply with all conditions of any and all permits, licenses and other governmental or regulatory approvals (collectively, "Permits") required for Tenant's use of the Demised Premises, including, without limitation, the discharge or emission of regulated materials or wastes. Prior to occupancy of the Second Floor Premises Tenant shall obtain, and provide a copy to Landlord of, all Permits required for Tenant's business operations and its use of the Demised Premises and shall consult with Landlord concerning, and obtain its prior written approval (not to be unreasonably withheld or delayed) of, any Permits. The Tenant may use the Demised Premises, and any portion of the Building only for the Permitted use. During the Initial Term, Tenant shall not conduct any activities nor take any actions, nor permit any actions to be taken which would require any license, permit or approval not obtained by Tenant. Without limiting the generality of the foregoing, during the Initial Term Tenant, unless it obtains all necessary licenses, permits and approvals, shall not store any flammable or other hazardous materials (which shall not preclude Tenant from having small quantities of such materials for normal use in compliance with applicable legal requirements), nor store or dispose of hazardous waste.

      Tenant shall not cause, nor permit, a default under the Overlease. If the Overlease terminates before the end of its Term for any reason whatsoever, including Landlord's default, this Sublease shall also terminate and Landlord shall have no liability to Tenant arising out of or in connection with such termination, including without limitation, any damages.

      Landlord represents that as of the date hereof, no material default has occurred under the Overlease outstanding past applicable cure periods. Landlord agrees promptly to provide Tenant with a copy of any default notice received by Landlord from Overlandlord. Landlord, as landlord under this Sublease, shall have the benefit of all rights, remedies and limitations of liability enjoyed by Overlandlord as the landlord under the Overlease, but (i) Landlord shall have no obligations under this Sublease to perform any obligations of Overlandlord, as landlord,


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under the Overlease (including without limitation any obligations to provide services, maintain insurance or to perform the Overlandlord's obligations under Sections 5.1, 5.3, 5.5, 6.2, 10.1 (relating to non-disturbance agreements), 12.1 or 12.5 of the Overlease, (ii) Landlord shall not be bound by any representations or warranties of Overlandlord as landlord under the Overlease;
(iii) in any case where the consent of Overlandlord is required under the terms of the Overlease, the consent of Landlord and Overlandlord shall be required and
(iv) Landlord shall not be liable to Tenant for any failure or delay in Overlandlord's performance of its obligations as landlord under the Overlease.

      Section 6.2. Notwithstanding any contrary provision of this Sublease, (i) in any instances where Overlandlord, as landlord under the Overlease, has a certain period of time in which to notify Landlord, as tenant under the Overlease, whether Overlandlord will or will not take some action, Landlord, as landlord under this Sublease, shall have an additional ten-day period after receiving such notice in which to notify Tenant, (ii) in any instance where Landlord, as tenant under the Overlease, has a certain period of time in which to notify Overlandlord, as landlord under the Overlease, whether Landlord will or will not take some action, Tenant, as tenant under this Sublease, must notify Landlord, as landlord under this Sublease, at least five business days before the end of such period, but in no event shall Tenant have a period of less than five days in which so to notify Landlord unless the period under the Overlease is five days or less, in which case the period under this Sublease shall be two days less than the period provided to Landlord as Tenant under the Overlease, and (iii) in any instance where a specific grace or cure period is granted to Landlord, as tenant under the Overlease, Tenant, as tenant under this Sublease, shall be deemed to have a grace or cure period, as applicable, which is ten days less than Landlord, but in no event shall any grace or cure period be reduced to less than five days unless the period under the Overlease is five days or less, in which case the period under this Sublease shall be two days less than the period provided to landlord under the Overlease.

ARTICLE 7.  TENANT'S COVENANTS AND INDEMNITY:

      Section 7.1. Tenant covenants and agrees that Tenant will not do or permit anything which would constitute or could cause a default under the provisions of the Overlease or omit to do or permit the omission of anything which Tenant is obligated to do under the terms of this Sublease which would constitute or could cause a default under the Overlease. Tenant's use of the Common Areas shall be at its own risk.

      Section 7.2. To the maximum extent this agreement may be made effective according to law, the Tenant agrees to indemnify


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and save harmless the Landlord from and against all claims, loss, or damage of whatever nature to the extent arising from any breach by the Tenant of any obligation of the Tenant under this Sublease or any negligence or willful misconduct of the Tenant, or the Tenant's contractors, licensees, invitees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any person or property, occurring after the date that possession of the Demised Premises is first delivered to the Tenant and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Demised Premises, in or about the Demised Premises or arising from any accident, injury or damage occurring outside the Demised Premises but in or on the Property, or any other areas within the Buildings or, on the Land (as defined in the Overlease), to the extent such accident, injury or damage results, or is claimed to have resulted, from the negligent act or omission or wilful misconduct on the part of the Tenant or the Tenant's agents or contractors, licensees, invitees, servants or employees, provided that the foregoing indemnity shall not include any cost or damage to the extent arising from any negligent or willful act or omission of the Landlord, or the Landlord's contractors, licensees, invitees, agents, servants or employees. This indemnity and hold harmless agreement shall include indemnity against reasonable attorneys' fees and all other costs, expenses and liabilities incurred or in connection with any such claim or proceeding brought thereon, and the defense thereof and shall survive termination or expiration of this Sublease.

      In the event of a default by Tenant in the full and timely payment and performance of its obligations and covenants under this Sublease, Landlord shall have all of the rights and remedies in the Overlease with respect to defaults by the tenant under the Overlease, including without limitation the rights and remedies set forth in Article 9 of the Overlease. Neither Landlord nor Tenant shall be responsible for indirect or consequential damages suffered by the other, regardless of the cause. Tenant shall perform all of its obligations and agreements under the Master Agreement and a rescission pursuant to Section 8.07 of the Master Agreement shall be deemed to be an Event of Default hereunder.

ARTICLE 8.  LANDLORD'S COVENANTS AND INDEMNITY:

      Section 8.1. Landlord covenants and agrees that Landlord shall not enter into any modification or other agreement with respect to the Overlease which would prevent the use by Tenant of the Demised Premises in accordance with the terms of this Sublease, or which would increase the obligations of Tenant or increase the Fixed Rent or Additional Rent required to be paid by Tenant under the terms of this Sublease unless in either case in Landlord's reasonable opinion, such an amendment to the Overlease will benefit Tenant as well as Landlord.


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      Section 8.2. To the maximum extent this agreement may be made effective according to law, the Landlord agrees to indemnify and save harmless the Tenant from and against all claims, loss, or damage of whatever nature to the extent arising from any breach by the Landlord or any obligation of the Landlord under this Sublease or any negligence or willful misconduct of the Landlord, or the Landlord's contractors, licensees, invitees, agents, servants or employees, or arising from any accident, injury or damage occurring after the date that possession of the Demised premises is first delivered to the Tenant and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Demised Premises, in or about the Demised Premises or arising from any accident, injury or damage occurring outside the Demised Premises but in or on the Property, or any other areas within the Buildings or, on the Land (as defined in the Overlease), to the extent such accident, injury or damage results, or is claimed to have resulted, from the negligent act or omission or wilful misconduct on the part of the Landlord or the Landlord's agents or contractors, licensees, invitees, servants or employees, provided that the foregoing indemnity shall not include any cost or damage to the extent arising from any negligent or willful act or omission of the Tenant, or the Tenant's contractors, licensees, invitees, agents, servants or employees. This indemnity and hold harmless agreement shall include indemnity against reasonable attorneys' fees and all other costs, expenses and liabilities incurred or in connection with any such claim or proceeding brought thereon, and the defense thereof and shall survive termination or expiration of this Sublease.

ARTICLE 9.  PERFORMANCE BY OVERLANDLORD:

      Section 9.1. It is understood and agreed that Landlord shall at all times use reasonable efforts to seek to obtain compliance by Overlandlord with all of its Obligations under the Overlease that affect Tenant.


ARTICLE 10.  BROKERAGE REPRESENTATIONS:

      Section 10.1. Landlord represents to Tenant that it has engaged no broker in consummating the transaction contemplated by this Sublease. Tenant represents to Landlord that it has engaged no broker in consummating the transaction contemplated by this Sublease. Landlord and Tenant each agree to indemnify and hold the other harmless from and against any and all loss, cost, damage or expense (including without limitation reasonable attorneys' fees) arising out of or incurred in connection with any breach or claimed breach of its representation contained in the two preceding sentences.

ARTICLE 11.  NOTICES:

      Section 11.1. Any bill or notice by Landlord to Tenant shall be deemed sufficiently given if such bill or notice is in writing and is delivered to Tenant's authorized agent Attn: President at the Demised Premises with copies to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, Attention: Joel R. Bloom or deemed given when first refused or when delivered by registered or certified United States mail, return receipt requested, addressed to Tenant at the Demised Premises, or at such other address as Tenant shall specify to Landlord.

      Section 11.2. Any notice by Tenant to Landlord shall be deemed sufficient given if such notice is in writing and is delivered to Landlord at the Building
Attention: General Counsel, with copies to: Testa, Hurwitz & Thibeault, 125 High Street, Boston, Massachusetts, 02100, Attention: Margaret W. Brill or deemed given when first refused or when delivered by registered or certified United States mail, return receipt requested, addressed to Landlord at the Buildings, or in each case at such other address as Landlord shall specify to Tenant.

ARTICLE 12.  FURTHER SUBLEASE OR ASSIGNMENT:

      Section 12.1. Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, sublet, mortgaged, pledged, encumbered or otherwise transferred, voluntarily or by operation of law or otherwise, without the prior written consent of Landlord which may be withheld, granted or conditioned in its sole discretion, and, if required under the Overlease, Overlandlord. An acquisition of Tenant by a PerSeptive Competitor, or a Change of Control in which a PerSeptive Competitor shall come to control Tenant, as such terms are defined in and as further described in Section 9.4 of the License Agreement, shall be deemed to be an assignment of this Sublease requiring Landlord's consent in its sole discretion as described in the preceding sentence. A merger or consolidation, or a sale of all or substantially all of the stock, assets or business of Tenant and its subsidiaries taken as a whole, shall also be deemed to be an assignment of this Sublease but Landlord's consent in such case shall not be unreasonably withheld or delayed. Reasonable consent shall be determined consistent with the provisions of Section 6.8 of the Overlease, but excluding its provisions concerning recapture and sharing of profits.

ARTICLE 13.  ACCESS:

      Section 13.1. Landlord and Overlandlord shall have the right to enter and examine the Demised Premises in accordance with and for the purposes set out in
Section 6.5 of the Overlease
and also, to remove, at Tenant's expense, any changes and additions installed by Tenant and not consented to by Landlord and, if required, Overlandlord, in writing. Landlord shall also have the right to enter the Demised Premises for purposes contemplated by the Consulting and Services Agreement between Landlord and Tenant, and any other Related Agreement, and, in any event, if Tenant has given its consent thereto. In addition, during the last six (6) months prior to the end of the then Term and at any time Tenant is in default under the terms of this Sublease beyond applicable notice and cure periods, Landlord and Landlord's representatives may enter the Premises to show the Premises to prospective subtenants, provided that Landlord shall use reasonable efforts to minimize disruption to Tenant's business operations. Landlord agrees to give Tenant a list of the names of all persons authorized by Landlord to show the Premises to prospective subtenants, and, subject to the Overlandlord's rights under the Overlease, shall comply with all of Tenant's reasonable security and/or confidentiality measures and procedures.

ARTICLE 14.  SIGNAGE:

      Section 14.1. Tenant shall be entitled, at Tenant's cost and in compliance with all codes, ordinances and regulations, to install signs in and on the Premises and Building with Landlord's consent, not to be unreasonably withheld or delayed, subject to Overlandlord's consent.


ARTICLE 15. DEFAULT:

      Section 15.1. Without limiting the generality of Section 6.1, Article 9 of the Overlease is incorporated as though set forth herein, subject to modification by the terms of Section 6.2 hereof.

ARTICLE 16.  ESTOPPEL CERTIFICATE:

      Section 16.1. Provided that the following conditions and facts are determined by the Tenant to be true, Tenant agrees from time to time hereafter, upon not less than ten (10) days' prior written request by Landlord or Overlandlord, to execute, acknowledge and deliver to Landlord or Overlandlord a statement in writing certifying that this Sublease is unmodified and in full force and effect; that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent, Additional Rent and other amounts due hereunder and to perform its other covenants under this Sublease; that there are no uncured defaults of Landlord or Tenant under this Sublease (or, if there are any modifications, defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); and the dates to which the Fixed Rent, Additional Rent and other charges have been paid. Any such statements delivered pursuant to this Section may be relied upon by Landlord and any other party to whom the statement, at Landlord's or Overlandlord's request, is addressed.

ARTICLE 17.  MISCELLANEOUS PROVISIONS:

      Section 17.1. During the Sublease term, Tenant shall maintain insurance of such types, in such policies, with such endorsements and coverages, and in such amounts as are set forth in Article 7 of the Overlease, and such additional insurance as may be required by Landlord, in Landlord's reasonable discretion. All insurance policies shall name Overlandlord and Landlord as additional insureds and loss payees and shall contain an endorsement that such policies may not be modified or canceled without 30 days prior written notice to Overlandlord and Landlord. Tenant shall promptly pay all insurance premiums and shall provide Overlandlord and Landlord with policies or certificates evidencing such insurance.

      Section 17.2. This Sublease may be amended or modified only by written instruments executed by both Landlord and Tenant.

      Section 17.3. This Sublease, and the rights and obligations of Landlord and Tenant under this Sublease, are subject to the condition that Overlandlord consent to this Sublease, and this Sublease shall be effective only upon the receipt by Landlord and Tenant of such consent (the "Overlandlord Consent Date"). In the event the Overlandlord Consent Date shall not have occurred on or before August 15, 1996, then, Landlord and Tenant shall each have the option to terminate this Sublease by 30 days written notice thereof to the other.

      Section 17.4. Except to the extent caused by the negligence, wilful misconduct or failure of Landlord to comply with its obligations and covenants set forth in this Sublease or in any other agreement between Landlord and Tenant, the Tenant shall indemnify and hold the Landlord, and its agents, servants, employees, officers, directors, partners, beneficiaries and trustees, harmless from and against any and all actions, petitions, orders, claims or demands made, brought or instituted by any and all private parties and/or any and all public agencies or authorities, together with any and all reasonable expenses, including reasonable attorney's fees, costs, losses, demands, liabilities, fines or penalties assessed against or incurred by any of them, including, without limitation, any of the foregoing arising under CERCLA, similar state laws, other statutes or common law cause of action imposing liability without regard to fault arising out of or in any way connected with any loss or damage to persons or property resulting from the introduction, generation, storage, disposal, seepage, leakage or release of Hazardous Material (as defined in the Overlease) into the Demised Premises by the Tenant, its agents, servants, employees or contractors, or from the improper release of Hazardous Materials anywhere on the Property by, for or on behalf of the Tenant.

      Section 17.5. Except to the extent caused by the negligence, wilful misconduct or failure of Tenant to comply with its obligations and covenants set forth in this Sublease or in any other agreement between Landlord and Tenant the Landlord shall indemnify and hold the Tenant, and its agents, servants, employees, officers, directors, partners, beneficiaries and trustees, harmless from and against any and all actions, petitions, orders, claims or demands made, brought or instituted by any and all private parties and/or any and all public agencies or authorities, together with any and all reasonable expenses, including reasonable attorney's fees, costs, losses, demands, liabilities, fines or penalties assessed against or incurred by any of them, including, without limitation, any of the foregoing arising under CERCLA, similar state laws, other statutes or common law cause of action imposing liability without regard to fault arising out of or in any way connected with any loss or damage to persons or property resulting from the introduction, generation, storage, disposal, seepage, leakage or release of Hazardous Material (as defined in the Overlease) into the Demised Premises by the Landlord, its agents, servants, employees or contractors, or from the improper release of Hazardous Materials anywhere on the Property by, for or on behalf of the Landlord.

      IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed under seal as of the day and year first above written.

                                    PERSEPTIVE BIOSYSTEMS, INC.



                                    BY: /s/ Noubar Afeyan
                                       -----------------------------------


                                    CHEMGENICS PHARMACEUTICALS INC.



                                    BY: /s/ Barry Berkowitz
                                       -----------------------------------

                                   EXHIBIT A

      The Lease dated May 24, 1994 between 500 Old Connecticut Path Limited Partnership as Landlord and PerSeptive Biosystems, Inc. as Tenant is attached hereto and incorporated herein by reference.

                                   EXHIBIT B

                           PLANS OF DEMISED PREMISES
                        AND DESCRIPTION OF COMMON AREAS

                                  (ATTACHED)





                                    - 19 -